Exhibit 99.1

For Immediate Release

State National Companies Names Matthew Freeman President

BEDFORD, TX — February 9, 2016 — State National Companies, Inc. (NASDAQ: SNC) today announced that Matthew Freeman has been appointed President of State National Companies, effective February 8, 2016. In this newly created role, Mr. Freeman will oversee sales and service operations for both the Program Services and Lender Services businesses while also playing a key role in progressing our business strategy as we seek to maximize the potential of our unique insurance platform by exploring strategic growth opportunities. Mr. Freeman will serve as a member of State National’s Executive Team and report to the Company’s Chairman and CEO, Terry Ledbetter.

“We are excited to have Matt join our highly experienced management team,” said State National’s Chairman and Chief Executive Officer, Terry Ledbetter. “As a proven leader in our industry, Matt brings a strong mix of leadership, operational experience, and technical breadth that will strengthen each of our existing businesses and increase our executive capacity to further expand the reach of our brand. Most importantly, he has a passion for customer service and his results-oriented and collaborative managerial approach will play a pivotal role in extending our successful track record of customer satisfaction and process innovation.  In addition, Matt’s strategic mindset and emphasis on organizational improvement will help our business achieve even greater levels of success.”

Mr. Freeman most recently served as President of QBE Mortgage & Lender Services (a part of QBE Insurance Group, a worldwide insurance and reinsurance company) providing primarily financial institutions with insurance and outsourced servicing solutions. Mr. Freeman served on the North American executive management team and was responsible for establishing and executing business strategy. Prior to QBE, he was VP of Corporate Strategy at CareMedic Systems (now a part of OptumInsight), a healthcare-focused revenue cycle management technology company. He holds a Master of Business Administration from Emory University and a Bachelor of Arts degree from the University of California, Los Angeles.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States. In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees. In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. To learn more, please visit www.statenational.com. The Company routinely posts important company information on its website.

For additional information contact:

Rick Black

Dennard-Lascar Associates

713-529-6600

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